PROSPECTUS SUPPLEMENT DATED JANUARY 28, 2000 TO


                       PROSPECTUS DATED JANUARY 27, 2000




                           FARMLAND INDUSTRIES, INC.


                        DEMAND LOAN CERTIFICATES

                        SUBORDINATED DEBENTURE BONDS
                          Ten-Year, Series   A
                          Ten-Year, Series   B
                          Five-Year, Series  C
                          Five-Year, Series  D
                          Ten-Year Monthly Income, Series   E
                          Ten-Year Monthly Income, Series   F
                          Five-Year Monthly Income, Series  G
                          Five-Year Monthly Income, Series  H




Effective January 28, 2000, the following two paragraphs have been added as the second and third paragraph of the section entitled "Results of Operations
 - General" located on page 45 of the prospectus:

      The unification of Farmland and Cenex Harvest States Cooperatives ("CHS") that was previously proposed to the membership of both cooperatives, fell just short of the two-thirds majority vote of CHS' members which were needed to move the unification forward. However, the boards of directors and management of Farmland and Cenex Harvest States have continued to discuss plans for a compete unification.

      Based on such discussions and feedback from the membership of the cooperatives, the boards of directors of Farmland and CHS announced that they intend to resubmit a plan for a complete consolidation to their memberships for a vote of approval in late summer 2000.